Exhibit 10.1
PREFERRED SHARE REPURCHASE AGREEMENT
BY AND BETWEEN
INVESCO LTD.
AND
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

Dated as of April 21, 2025

PREFERRED SHARE REPURCHASE AGREEMENT
THIS PREFERRED SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April , 2025 by and between Invesco Ltd (“Invesco”) and Massachusetts Mutual Life Insurance Company (“MassMutual”). All terms used herein but not defined herein shall have the meanings set forth in the Shareholder Agreement (as defined below).
WHEREAS, MassMutual and Invesco are parties to that certain shareholder agreement dated as of May 24, 2019 (the “Shareholder Agreement”);
WHEREAS, MassMutual is the Beneficial Owner of approximately 4,000,000 5.900% Fixed Rate Non-Cumulative Perpetual Series A Preference Shares of Invesco (the “Preferred Shares”) with a liquidation preference of $1,000.00 per share; and
WHEREAS, Invesco and MassMutual propose to enter into a transaction (the “Repurchase Transaction”) whereby MassMutual shall sell to Invesco, and Invesco shall purchase from MassMutual, 1,000,000 Preferred Shares (the “Sale Preferred Shares”) for a purchase price per share equal to $1,150.00 (the “Per Share Cash Price”).
NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:
Article I

REPURCHASE
Section 1.1Repurchase of Preferred Shares. Under the terms and subject to the conditions hereof and in reliance upon the representations, warranties and agreements contained herein, at the Closing (as defined below), MassMutual shall (and/or shall cause its applicable subsidiary to) sell, transfer and deliver to Invesco the Sale Preferred Shares for an aggregate purchase price equal to Sale Preferred Shares multiplied by the Per Share Cash Price (the “Aggregate Cash Purchase Price”), and Invesco shall purchase, acquire and redeem from MassMutual the Sale Preferred Shares for the Aggregate Cash Purchase Price.

Section 1.2Possible Future Repurchases. Invesco and MassMutual agree to in good faith consider requests to negotiate additional repurchases of the Preferred Shares in the future at the request of either party, in a way that would be beneficial for both parties. However, for the avoidance of doubt, neither party is obligated to agree to any further repurchases of any Preferred Shares.

Section 1.3Dividends. For the avoidance of doubt, MassMutual will receive a pro rata portion of the declared and unpaid dividends on the Sale Preferred Shares for the period beginning March 1, 2025 through the Closing Date on the dividend payment date of June 2, 2025.

Section 1.4Closing. The closing (the “Closing”) of the Repurchase Transaction shall be held at the offices of Wachtell, Lipton, Rosen & Katz or remotely via electronic exchange of documents and signatures, subject to the satisfaction or waiver of the conditions set forth in Articles V and VI herein, at 10 a.m. New York time on the fifth (5th) Business Day following the date on which the conditions set forth in Articles V and VI (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or (if permitted by Law) waived, or at such other place, date and time as the parties may agree in writing (the date on which the Closing occurs, the “Closing Date”).

Section 1.5Deliveries.

(a)At the Closing, MassMutual shall deliver or cause to be delivered to Invesco (i) one or more duly executed stock powers in customary form evidencing the transfer of the Sale Preferred Shares from MassMutual or a subsidiary thereof to Invesco as shall be effective to vest in Invesco good and valid title to the Sale Preferred Shares, free and clear of any Lien (as defined below) and (ii) a properly completed and duly executed IRS Form W-9 (“MassMutual Closing Deliveries”).

(b)At the Closing, Invesco shall deliver to MassMutual or its designee the Aggregate Cash Purchase Price, payable by wire transfer of immediately available funds to the account specified in writing by MassMutual to Invesco at least five (5) Business Days prior to the Closing Date (“Invesco Closing Deliveries”).

Article II

REPRESENTATIONS AND WARRANTIES OF
MASSMUTUAL
MassMutual represents and warrants to Invesco as follows:
Section 2.1Title to Shares. MassMutual or a subsidiary thereof is the record holder and beneficial owner of the Sale Preferred Shares, free and clear of any and all mortgages, pledges, security interests, encumbrances, liens, transfer restrictions or other similar restriction or right of others of whatever nature, other than those restrictions arising under federal and state securities laws and the Shareholder Agreement (collectively, “Liens”).
Section 2.2Authority Relative to this Agreement. MassMutual is duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts and has the requisite organizational power and authority to execute and deliver this Agreement and to consummate the Repurchase Transaction. The execution and delivery of this Agreement by MassMutual and the consummation by MassMutual of the Repurchase Transaction have been duly authorized by the MassMutual board of directors, and no other corporate, policyholder or member proceedings on the part of MassMutual or any subsidiary thereof are necessary to authorize this Agreement or for MassMutual to consummate the Repurchase Transaction. This Agreement has been duly and validly executed and delivered by MassMutual and (assuming that this Agreement has been duly and validly authorized, executed and delivered by Invesco)

constitutes the valid and binding obligation of MassMutual, enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).
Section 2.3Approvals. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority, governmental body or any other third party is required to be obtained or made by MassMutual for the execution, delivery or performance by MassMutual of this Agreement or the consummation by MassMutual of the Repurchase Transaction, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of MassMutual to consummate the Repurchase Transaction.
Section 2.4Access to Information. MassMutual acknowledges that Invesco may be in possession of material, nonpublic information regarding Invesco, its financial conditions, results of operations, businesses and prospects, and that if MassMutual were in possession of some or all of such information, if any, MassMutual might not be willing to engage in the Repurchase Transaction, might not be willing to transact on the terms set forth herein, or might otherwise have a materially different view of the benefits of the Repurchase Transaction. MassMutual also acknowledges and agrees that it has determined to proceed with the Repurchase Transaction notwithstanding the foregoing, and that Invesco shall have no obligation in connection herewith to disclose to MassMutual the information referred to in the preceding sentence, if any.
Article III

REPRESENTATIONS AND WARRANTIES OF INVESCO
Invesco represents and warrants to MassMutual as follows:
Section 3.1Authority Relative to this Agreement. Invesco is an exempted company, duly organized and validly existing under the Laws of Bermuda, and has the requisite organizational power and authority to execute and deliver this Agreement and to consummate the Repurchase Transaction. The execution and delivery of this Agreement by Invesco, and the consummation by Invesco of the Repurchase Transaction, have been duly authorized by the Invesco board of directors, and no other corporate or stockholder proceedings on the part of Invesco are necessary to authorize this Agreement or for Invesco to consummate the Repurchase Transaction. This Agreement has been duly and validly executed and delivered by Invesco and (assuming that this Agreement has been duly and validly authorized, executed and delivered by MassMutual) constitutes the valid and binding obligations of Invesco, enforceable against Invesco in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.2Approvals. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority, governmental body or any other third party is required to be obtained or made by Invesco for the execution, delivery or performance by Invesco of this Agreement or the consummation by Invesco of the Repurchase Transaction, other than any such filings and approvals to be made under federal and state securities or “blue sky” laws or as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Invesco to consummate the Repurchase Transaction.

Section 3.3Funds.
(a)Invesco has delivered to MassMutual (i) a true, complete and correct copy of the executed commitment letter between Invesco, certain of Invesco’s subsidiaries, Bank of America, N.A. and BofA Securities, Inc., dated as of April 21, 2025 (together with all exhibits, annexes, schedules and term sheets attached to such commitment letter and as amended, restated, supplemented, otherwise modified or replaced from time to time after the date of this Agreement in compliance with Section 4.3 including all exhibits, schedules and annexes thereto, the “Commitment Letter”) providing, on the terms and subject to the conditions set forth therein, for debt financing in the amounts set forth therein (the “Debt Financing”) and (ii) the fee letter (the “Fee Letter”) referred to in or otherwise related to the Commitment Letter, except that the copies of the Fee Letter delivered to MassMutual may be redacted solely as to fees, pricing terms, original issue discount, yield and interest rate or pricing caps and other economic provisions that are customarily redacted in connection with transactions of this type; provided that, in each case, such redactions do not relate to any terms that would reasonably be expected to adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing on the Closing Date (such redactions, “Permitted Fee Letter Redactions”). As of the date of this Agreement, (A) neither the Commitment Letter nor the Fee Letter has been amended or otherwise modified and to the knowledge of Invesco, there is no such amendment or other modification contemplated (other than an amendment or modification to add additional lenders, arrangers, bookrunners or similar entities in respect of the Debt Financing), and (B) none of the respective obligations and commitments contained in the Commitment Letter or the Fee Letter have been withdrawn, terminated or rescinded in any respect and, to the knowledge of Invesco, no such withdrawal, termination or rescission is contemplated. As of the date of this Agreement, Invesco has fully paid (or caused to be paid or initiated payment substantially contemporaneously with the execution of this Agreement) any and all commitment fees or other fees in connection with the Debt Financing, in each case, that are payable on or prior to the date of this Agreement pursuant to the terms of the Commitment Letter and will pay in full any such amounts due on or before the Closing Date as and when due.
(b)Assuming the Debt Financing is funded in accordance with, and in the aggregate amount committed to be provided under, the Commitment Letter, the net cash proceeds contemplated by the Commitment Letter (after netting therefrom all applicable fees, expenses, original issue discount and similar charges and amounts and after giving effect to the maximum amount of flex (including with respect to fees and original issue discount) provided under the Commitment Letter and the Fee Letter), together with available cash on hand, will in the aggregate be sufficient for Invesco to pay the Aggregate Cash Purchase Price. As of the date hereof, the Commitment Letter is (x) a legal, valid and binding agreement of Invesco and, to the knowledge of Invesco as of the date of this Agreement, each of the other parties thereto, (y) enforceable in accordance with its respective terms against Invesco and, to the knowledge of Invesco, each of the other parties thereto, subject to the Enforceability Exceptions, and (z) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Invesco or, to the knowledge of Invesco, by any other parties to the Commitment Letter that would reasonably be expected to result in the amount of Debt Financing available on the Closing Date, taken together with available cash on hand, to be less than the Aggregate Cash Purchase Price. As of the date of this Agreement, assuming the satisfaction of the conditions in Article V, Invesco does not have any reason to believe that it will be unable to satisfy at or before Closing any condition to the funding of the Debt Financing contained in the Commitment Letter required to be satisfied by it, that the Debt Financing will not be available on the Closing Date in an amount sufficient, together with available cash on hand, to pay the Aggregate Cash Purchase Price or that any Debt Financing Source (as defined below) will not perform their respective obligations under the Commitment Letter. Except as expressly set forth in the Commitment Letter, there are no conditions to the obligations of the Debt Financing Sources to fund their respective portions of the full amount of the Debt Financing, or any contingencies that would permit the Debt Financing Sources to reduce the amount of the Debt Financing. As of the date of this Agreement, other than the Commitment Letter and the Fee Letter, there are no side letters or other contracts to which Invesco or any of its subsidiaries is a party related to the Debt Financing that would adversely affect the conditionality, enforceability, availability, termination or funding of the full amount of the Debt Financing on the Closing Date other than as expressly contained in the Commitment Letter and delivered to MassMutual prior to the date of this Agreement. “Debt Financing Sources” means the lenders, arrangers and bookrunners party from time to time to the Commitment Letter, including any such persons becoming party thereto pursuant to any joinder agreement, and shall also include each other person that has committed to provide, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, all or any part of the Debt Financing.
Article IV

ADDITIONAL AGREEMENTS
Section 4.1Commercially Reasonable Efforts. The parties shall each cooperate with each other and use (and shall cause their respective subsidiaries and Affiliates to use) their respective commercially reasonable efforts to promptly take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective the Repurchase Transaction, including, in the case of Invesco, using its commercially reasonable efforts to complete the Debt Financing contemplated by the Commitment Letter.
Section 4.2Public Announcements. Except as may be required by Law, no party hereto shall issue any press release or make any other public statement with respect to this Agreement or the Repurchase Transaction, without the prior written consent of the other parties as to the timing, form and contents of any such announcement or communications (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing contained herein (i) shall prevent any party from promptly making all filings with any governmental entity or disclosures with the stock exchange, if any, on which such party’s capital stock is listed, as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the Repurchase Transaction (provided, that the disclosing party shall use commercially reasonable efforts to discuss and coordinate such announcement or communication with the other party prior to such announcement or issuance), or (ii) apply to any press release or other public announcements to the extent the statements therein with respect to this Agreement and the Repurchase Transaction are consistent in all material respects with statements previously issued in compliance with this Section 4.2.
Section 4.3Financing.
(a)Prior to the Closing, Invesco shall use its commercially reasonable efforts to take (and cause to be taken) all actions, and use its commercially reasonable efforts to do (and cause to be done) all things necessary to obtain the Debt Financing in an amount at least equal to the lesser of (x) the amounts specified in the Commitment Letter as of the date hereof and (y) such amounts that are sufficient, together with available cash on hand, to fund the Aggregate Cash Purchase Price or, at Invesco’s election in its sole discretion, on other terms that comply with the requirements set forth in clauses (ii)(A) through (ii)(D) below, including, using commercially reasonable efforts to: (i) maintain in effect the Commitment Letter in accordance with and subject to the terms and conditions set forth therein, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing consistent with the terms and conditions set forth in the Commitment Letter (including, as necessary, taking into account the “market flex” provisions applicable thereto contained in the Fee Letter related to the Commitment Letter) and subject to the limitations on amendments thereto in clause (b) below or, at Invesco’s election in its sole discretion, on other terms; provided that such other terms shall not (A) include any new or additional conditions to the funding of the Debt Financing or any amendment, modification or expansion of existing conditions to receipt of the Debt Financing from those set forth in the Commitment Letter as of the date of this Agreement, (B) reduce the aggregate amount of the Debt Financing to an amount that, when combined with available cash on hand, would provide proceeds to Invesco in an amount less than the Aggregate Cash Purchase Price, (C) adversely affect the ability of Invesco to enforce its rights against other parties to the Debt Financing or the definitive agreements in respect thereof or (D) otherwise reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement, (iii) satisfy prior to the date that is five (5) Business Days prior to the Outside Date all conditions in the Commitment Letter to the funding of the Debt Financing that are applicable to Invesco and within its control, (iv) upon the satisfaction of the conditions set forth in the Commitment Letter (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that such conditions shall have been capable of being satisfied if the Closing were to have occurred at the time provided by Section 1.3) and all conditions herein to Invesco’s obligation to effect the Closing (other than Section 5.4 and those conditions that by their nature are to be satisfied by actions taken at the Closing, provided that such conditions shall have been capable of being satisfied if the Closing were to have occurred at the time provided by Section 1.3), consummate the Debt Financing at the time upon which Closing is required to occur pursuant to Section 1.3 in accordance with and subject to the terms and conditions set forth in the Commitment Letter and (v) enforce its rights under the Commitment Letter in a timely and diligent manner.
(b)Prior to the Closing, without the prior written consent of MassMutual, Invesco shall not (I) terminate or cause the termination of the Commitment Letter or any definitive agreement in respect thereof or (II) consent to or agree to any amendment, replacement, supplement, termination, alteration, modification or waiver of any term of the Commitment Letter if such amendment, replacement, supplement, termination, alteration or waiver (i) reduces the aggregate amount of the Debt Financing to an amount that, when combined with available cash on hand, is less than the Aggregate Cash Purchase Price, (ii) imposes additional conditions precedent to the availability of the Debt Financing or adversely amends or modifies any of the existing conditions to the funding of the Debt Financing, (iii) adversely affects the ability of Invesco to enforce its rights against other parties to the Commitment Letter as so amended, replaced, supplemented or otherwise modified or (iv) would otherwise reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement (the effects described in clauses (i) through (iv), collectively, the “Prohibited Modifications”); provided that Invesco may, without the consent of MassMutual, amend, amend and restate, supplement or otherwise modify the Commitment Letter to (i) add lenders, arrangers, bookrunners or similar entities that have not executed the Commitment Letter as of the date of this Agreement and to grant to such persons such approval rights as are customarily granted to additional lenders, arrangers, bookrunners or similar entities or (ii) correct obvious errors and other amendments that are not adverse to MassMutual in any material respect, provided that any Prohibited Modification shall not be considered the correction of an obvious error (and, for the avoidance of doubt, shall be deemed to be adverse in a material respect). Invesco shall promptly deliver to MassMutual copies of any amendment, replacement, supplement, termination, modification or waiver to the Commitment Letter. Invesco shall notify MassMutual promptly if at any time prior to the Closing Date or the termination of this Agreement (A) the Commitment Letter expires or is terminated for any reason, or (B) Invesco receives any written communication from any Debt Financing Source party to the Commitment Letter that it refuses to provide all or any portion of the Debt Financing contemplated by the Commitment Letter to which it is a party on the terms set forth therein; provided that in no event shall Invesco be required to disclose any information that is subject to attorney-client or similar privilege.
Article V

CONDITIONS TO CLOSING OF INVESCO
The obligation of Invesco to effect the Repurchase Transaction at the Closing is subject to the fulfillment at the Closing of each of the following conditions:
Section 5.1Representations and Warranties. Each representation and warranty made by MassMutual in Article II above shall be true and correct at and as of the Closing as though made as of the Closing.
Section 5.2Certificates and Documents. MassMutual shall have delivered at the Closing to Invesco the MassMutual Closing Deliveries.
Section 5.3No Prohibitions. No order of any court or any administrative agency or Law shall be in effect which restrains or prohibits the Repurchase Transaction.
Section 5.4Financing. Invesco shall have completed the financing contemplated by the Commitment Letter.
Article VI

CONDITIONS TO CLOSING OF MASSMUTUAL
The obligation of MassMutual to effect the Repurchase Transaction at the Closing is subject to the fulfillment at the Closing of each of the following conditions:
Section 6.1Representations and Warranties. Each representation and warranty made by Invesco in Article III above shall be true and correct at and as of the Closing as though made as of the Closing.
Section 6.2Purchase Price. Invesco shall have delivered at the Closing to MassMutual the Invesco Closing Deliveries.
Section 6.3No Prohibitions. No order of any court or any administrative agency or Law shall be in effect which restrains or prohibits the Repurchase Transaction.
Article VII

MISCELLANEOUS
Section 7.1Termination. This Agreement will automatically terminate without further action by either party if the Closing does not occur prior to 5:00 pm, New York time on May 31, 2025 (the “Outside Date”). If this Agreement is terminated pursuant to this Section 7.1, this Agreement shall be null and void and of no further force and effect without liability of either party; provided, however, that no such termination shall relieve any party from any knowing and material breach of this Agreement or common law fraud.
Section 7.2Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
Section 7.3Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect; provided that the economic or legal substance of the Repurchase Transaction are not affected in any manner materially adverse to any party.
Section 7.4Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the other documents and instruments referred to herein or therein or annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, to the extent that any of the terms hereof are inconsistent with the rights or obligations of MassMutual under any other agreement with Invesco or the rights or obligations of Invesco under any other agreement with MassMutual, the terms of this Agreement shall govern.
Section 7.5Successors and Assigns. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties.
Section 7.6Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
Section 7.7Remedies.
(a)Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that each and every one of the covenants or agreements in this Agreement are not performed in accordance with their terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party shall have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically each and every one of the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.
(b)All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
(c)Notwithstanding anything in this Agreement to the contrary, each party on behalf of itself, its subsidiaries and each of its affiliates hereby agrees that (i) any action, suit or proceeding of any kind or description involving the Debt Financing Sources, arising out of or relating to this Agreement, the Commitment Letter or the Debt Financing or any of the agreements entered into in connection with the Debt Financing or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action, suit or proceeding to the exclusive jurisdiction of such court; (ii) any such action, suit or proceeding shall be governed by the laws of the State of New York (except to the extent relating to the interpretation of any provisions in this Agreement and without giving effect to any conflicts of law principles that would result in the application of the laws of another state); (iii) none of the Debt Financing Sources will have any liability to MassMutual or any of its subsidiaries or affiliates relating to or arising out of this Agreement, the Debt Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and (iv) the Debt Financing Sources are express third-party beneficiaries of, and may enforce any of the provisions of this Section 7.7(c).
Section 7.8Notices. Section 5.10 of the Shareholder Agreement is hereby incorporated herein by reference, mutatis mutandis.
Section 7.9Governing Law; Consent to Jurisdiction. Section 5.11 of the Shareholder Agreement is hereby incorporated herein by reference, mutatis mutandis.
Section 7.10Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Preferred Share Repurchase Agreement to be duly executed and delivered as of the date first above written.
MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By:     /s/ Mary Jane Fortin
Name: Mary Jane Fortin
Title: Chief Financial Officer
INVESCO LTD.
By:    /s/ L. Allison Dukes
Name: L. Allison Dukes
Title: Senior Managing Director and Chief Financial Officer

[Preferred Share Repurchase Agreement Signature Page]